SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                          AIM VARIABLE INSURANCE FUNDS

On December 13, 2007, the Board of Trustees (the "Board") of AIM Variable Insurance Funds on behalf of AIM V.I. High Yield Fund and AIM V.I. Diversified Income Fund (the "Funds"), approved permitting the Funds to borrow from banks for leverage in an amount not exceeding 5% of the Funds' total assets (not including the amount borrowed) at the time the borrowings is made.